Exhibit 10.1


                     DISTRIBUTION SERVICE AGREEMENT
                     ------------------------------


     Commissary Operations, Inc., 2629 Eugenia Avenue, Nashville, Tennessee 37211, a Tennessee corporation ("COI") and Captain D's Seafood, a division of Shoney's, Inc., a Tennessee corporation (the "Customer") enter into this distribution service agreement as of the 18th day of November, 1999, effective as of the 28th day of November, 1999 ("Effective Date").

     Whereas, COI performs buying, order placement, warehousing, transportation and distribution services for the food service industry; and

     Whereas, Customer operates the establishments listed in Schedule A (the "Customer Locations"), and

     Whereas, Customer desires to contract with COI as its "Primary Distributor" for the product categories described on Schedule B (the "Products") to all of its Customer Locations and COI desires to perform these services, and

     In consideration of the mutual covenants and obligations set forth in this agreement, and other good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledges, the parties agree as follows:

1. APPOINTMENT OF DISTRIBUTOR.

     Customer appoints COI to serve as its "Primary Distributor" to the Customer Locations of the Products. "Primary Distributor" shall be defined to mean that Customer is required to purchase no less than ninety percent (90%) of Customer's requirements for the Products from COI. Upon request, COI agrees to offer services to franchisees of Captain D's, subject to the terms and conditions negotiated between COI and the Captain D's franchisee.

2.  PRODUCTS COVERED BY THIS AGREEMENT.

     The Products covered by this agreement are listed on Schedule B attached hereto. Customer also acknowledges that COI may substitute the brand(s) of the Products subject to Customer's prior written consent. Should a substitution be approved, COI will ship a comparable product at a price pursuant to paragraph 7.

3.  PURCHASE AND SALE.

     3.1 During the term of this Agreement, COI agrees to sell and deliver and Customer agrees to accept and pay for the goods described on Schedule B attached hereto. The parties acknowledge and agree that COI regularly sells goods other than the Products and COI may allow Customer to buy goods other than the Products;

provided, however, that COI shall only be obligated to sell and deliver the Products pursuant to the terms of this Agreement. Based on written instructions received from Customer, COI will maintain only one ordering template for each distribution center servicing the Customer Locations.

     3.2   Proprietary Products and Special Order Products

     (a) Stocking and Minimum Purchase Requirements for Proprietary Products and Special Order Products. COI acknowledges Customer's desire to purchase certain Products bearing Customer's trademarks, logos, or trade name ("Proprietary Products") as well as certain packer or national brand Products designated by Customer from time to time ("Special Order Products"). COI will stock Proprietary Products and Special Order Products upon written request by Customer subject to an increased mark-up on them of an additional one percent (1%), provided however, that Customer will be entitled to five
(5) Proprietary Products at no charge. COI will not have an obligation to carry a Proprietary Product or Special Order Product if: (i) Customer purchases less than five cases per week of that Proprietary Product or Special Order Product or (ii) the sales volume of such Proprietary Product or Special Order Product from Customer results in less than twelve turns of the inventory of that Proprietary Product or Special Order Product in any 12 month period. However, there will not be any additional mark-up increase for fish or shrimp products. Upon notification from COI that Customer has failed to meet its minimum purchase requirements, COI will discontinue the Proprietary Product or Special Order Product and Customer shall be obligated to purchase all remaining Proprietary Products and Special Order Products that did not meet the minimum purchase requirements within one hundred twenty
(120) days of COI's notification that it will no longer carry that Proprietary Product or Special Order Product, except all perishable Proprietary Products or Special Order Products shall be purchased by Customer within seven (7) days. At the end of the seven (7) day or one hundred twenty
(120) day period, whichever is applicable, if Customer has failed to purchase the remaining inventory of Proprietary Product or Special Order Products, COI, at its option, may return them to the vendor or sell them at a reduced price and invoice Customer for any loss between cost as defined in paragraph 9 and the delivered sales price obtained.

     (b) Insurance and Indemnity for Proprietary Products and Special Order Products. COI's policy is that all suppliers provide indemnity agreements and insurance coverage for products bought by COI. Therefore, COI will have no obligation to stock Proprietary Products or Special Order Products if the supplier of such Proprietary Products or Special Order Products will not provide COI with indemnity and insurance satisfactory to COI.

     (c) Customer Responsibility for Proprietary Products and Special Order Products on Termination. If COI and Customer cease doing business for any reason, Customer will purchase, or cause a third party to purchase, all remaining Proprietary Products and Special Order Products in COI's inventory at Landed Cost as defined in paragraph 9, FOB, COI's shipping dock. In such event, Customer will purchase or cause to be purchased by a third party all perishable Proprietary Products and Special

Order Products within seven (7) days of the termination of this Agreement, and all other Proprietary Products and Special Order Products within fifteen
(15) days of the termination of this Agreement. In the event a third party purchases the inventory, Customer hereby unconditionally guarantees payment for such Proprietary Products and Special Order Products purchased by the third party designated by Customer.

     3.3 Customer Responsibility for Discontinued Products Carried for Customer. If Customer is the only buyer of any Product, whether a Proprietary Product or Special Order Product or not, and Customer discontinues using that Product ("Discontinued Product"), COI will have no further obligation to carry the Discontinued Product and Customer will continue to purchase all remaining Discontinued Product in COI's inventory within one hundred twenty (120) days of notification by COI that the Product is a Discontinued Product, except all perishable Discontinued Products shall be purchased by Customer within seven (7) days of notification by COI. At the end of the seven (7) day or one hundred twenty (120) day period, whichever is applicable, COI can return the Discontinued Product to the vendor or sell the Discontinued Product at a reduced price and invoice Customer for any loss from Landed Cost as defined in paragraph 9 and delivered sales price obtained.

4. TERM. This Agreement shall continue in effect for five (5) years from the Effective Date written above ("Initial Term"). This Agreement shall automatically renew itself for successive terms of one (1) year each unless, at least six (6) months prior to the date of any such renewal, either party hereto gives written notice to the other party of its intention that this Agreement not be renewed.

5.   QUANTITY.

     5.1 COI agrees to provide all of Customer's requirements of the Products during the term of this Agreement for use at Customer Locations. Customer agrees to purchase the Products from COI as Customer's Primary Distributor (as defined in paragraph 1), except for emergency run out items purchased locally by the Customer Locations. COI will carry in its distribution centers an inventory adequate to service Customer's requirements. COI will carry at its expense up to six (6) weeks average inventory for each fish and shrimp product. Storage and carrying charges for any excess inventory will be added to the price of the products sold. COI will charge carrying costs, which include interest expenses, only to the extent that COI has incurred these types of charges. For all items, other than fish and shrimp products, customer may request COI in writing to carry inventory in excess of four (4) weeks average usage and all storage and carrying charges will be added to the selling price, only to the extent that COI has incurred these types of charges.

     5.2 Customer agrees to allow COI to use a qualified independent party to audit the purchasing records of the Customer to ensure compliance with paragraphs 1 and 5.1. COI can request this audit no more than once in any consecutive six (6) month period. The cost of this audit will be equally paid by Customer and COI.

     5.3 COI shall allow Customer or Customer's representatives to inspect COI's records pertaining to Customer's purchases from COI at reasonable times and upon reasonable notice. COI will provide information pursuant to such request to the extent it is reasonably available. Such inspections shall be limited to no more than once in any consecutive six (6) month period.

6.   TERMINATION.

     6.1 Subject to the provisions of Paragraph 6.2, Customer, at its option, may terminate this Agreement if in servicing the Customer Locations, COI does not maintain a fill order rate of ninety seven percent (97%) of Products available to COI or actual delivery times within one (1) hour of the scheduled delivery times, excluding back order or delays in delivery caused by reasons beyond COI's control.

     6.2 Prior to being able to terminate this Agreement, Customer must give two hundred forty (240) days written notice to COI specifying the reason for termination and giving COI twenty eight (28) days to cure the deficiency in service or provide Customer with a reason why the deficiency cannot be cured.

     6.3 COI, at its option, may terminate this Agreement upon written notice to Customer, if Customer defaults in the payment of its account when the same becomes due and payable, and shall fail to pay such amount within ten (10) days after receiving notice of such default.

     6.4 After completion of the first year of the Initial Term of the Agreement, COI and Customer agree to negotiate a case fee for products shipped to Customer that will yield the same total gross profit per case earned by COI during the first year of the Agreement. This change shall not yield a price increase for COI or a price decrease for Customer.

     6.5 After completion of the second year of the Initial Term of this Agreement, COI will review the aggregate mark-up of Products on Schedule C or case charge and modify the charge for Products if Customer agrees. If Customer does not agree to the modification of the charge for Products, then COI at its option, may terminate this Agreement upon six (6) months written notice to Customer.

     6.6 Notwithstanding termination of this Agreement, those provisions of this Agreement with continuing applicability shall survive and remain in full force and effect.

7. PRICE.

     7.1 The pricing formulas for each category of Products and special services is set forth on Schedule C, such prices being subject to change every 28 days (the first day of each COI accounting period), except for produce and commodity items, which shall be priced as of each Friday for the following week.

     7.2 Promotional and advertising allowances, discounts and rebates provided by third party suppliers to COI which are attributable to goods supplied to Customer by COI (except: (i) cash discounts, (ii) new warehouse opening allowances, and (iii) allowances that are only available to a distributor and which are intended to offset costs of performing marketing, warehousing and distribution functions on behalf of a supplier, as long as such discounts and allowances, no matter the source or service to which attributed, do not increase Customer's net delivered cost of product) shall be paid over to Customer.

     7.3 Current established vendor payment terms will not be modified by Customer during the term of this Agreement without COI's prior written consent.

8.    DELIVERY.

     8.1        Delivery Days are:
                Sunday through Saturday.

     8.2        Delivery Times are:
                       6:00 AM - 11:00 AM
                       1:00 PM -   4:30 PM

     8.3 All deliveries will be tailgate deliveries. Customer will unload each shipment in a timely manner.

     8.4 Only once a week delivery will be required to Customer Locations that have an average case volume of less than 100 cases per order.

     8.5 COI and Customer agree to make best efforts to regularly review the route schedule times in order to minimize COI's transportation costs. Schedule A attached hereto contains the schedule by Customer Location with times for placing orders.

9.  LANDED COST.

"Landed Cost" shall be defined as all costs from the vendor and all costs incurred by COI to get products from vendor's shipping point to COI's final distribution center. Landed Cost is not reduced by any cash discounts for prompt payment available to COI.

10.  MANNER AND TIME OF PAYMENT.

     10.1 Invoicing and Payment. COI will invoice Customer electronically. Customer shall pay all invoices on a Net 10 basis (within ten days from the date of each invoice). In the event that Customer's invoices have not been paid by the due date, COI reserves the right to: (a) demand payment in full on delivery or to terminate this Agreement, (b) assess a late charge of one percent (1%) on all such unpaid invoices and, (c) charge a finance charge of one and one half percent (1%) per month, or the highest rate allowed by law, whichever is lesser, on all such unpaid invoices.

     10.2 Cost and Freight Information. COI will provide to Customer, at no charge, information on cost and freight that is reasonably available on a weekly basis.

     10.3   Financial Information.   At the request of COI, Customer will
supply quarterly and annual financial statements, consisting of an income statement, balance sheet and statement of cash flows to COI's authorized financial representative including, but not limited to, bankers, private investors and credit agencies. At the request of Customer, COI will supply quarterly and annual financial statements, consisting of an income statement, balance sheet and statement of cash flows to Customer's authorized financial representative including, but not limited to, bankers, private investors and
credit agencies.   This information will be exclusively used to evaluate the
credit and business value related to this Agreement and will be supplied within forty five (45) days after the end of each applicable accounting period.

11. SCHEDULES. Schedules A, B C and D may only be modified by COI with Customer's prior written consent, which consent shall not be unreasonably withheld.

12. FORCE MAJEURE. If COI is prevented from complying, either totally or in part, with any of the terms of this Agreement by reason of fire, war, rebellion, accident, acts of God, strikes, lockouts and/or any other cause of casualty beyond its reasonable control, then, upon written notice to Customer, the requirements of this Agreement, or the affected provisions hereof to the extent affected, shall be suspended during the period of such disability.

13. BINDING EFFECT. This Agreement shall be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights and obligations under this Agreement without the prior written consent of the other party. Notwithstanding the provisions of this Paragraph, COI may, with Customer's consent, assign the Agreement to a party purchasing all or substantially all of the assets of COI and, further, a sale of all or substantially all of the equity securities of COI shall not be deemed an assignment of the Agreement.

14. CONSTRUCTION. The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof and shall not be used in the interpretation of this Agreement. When used in this Agreement, references to the singular shall include the plural and vice versa as the context may require.

15. NOTICES. All notices or other communications required or permitted hereunder shall be in writing, executed by an officer of the party giving notice, and shall be deemed to have been duly given when personally delivered, or upon receipt if delivered by express mail or other similar method or by facsimile transmission, or certified U.S. mail, with postage prepaid to the addresses set forth below, or by e-mail sent by an officer of


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the party giving notice to an officer of the other party, or such other address as the parties shall furnish in writing:

        Commissary Operations, Inc.    Customer:
        ATTN:  President and COO       Captain D's
        2629 Eugenia Avenue            ATTN:  President and COO
        Nashville, TN  37211           1717 Elm Hill Pike, Suite A-1
        (615) 231-4444                 Nashville, TN  37210
        haney_long@shoneys.com         (615) 231- 2326
                                       ron_walker@captainds.com

16. GOVERNING LAW. The terms of this Agreement shall be interpreted and construed in accordance with the laws of the state of Tennessee. The federal and state courts in Davidson County, Tennessee shall constitute the proper, sole and exclusive venue and forum for any action arising out of or in any way related to this Agreement. Each party to this Agreement hereby consents to any of those courts' exercise of personal jurisdiction over the party in that type of action and expressly waives all objections the party otherwise might have to that exercise of personal jurisdiction.

17. PERISHABLE AGRICULTURAL COMMODITIES. This Agreement may cover sales of "perishable agricultural commodities" as those terms are defined by federal law. Generally, all fresh and frozen fruits and vegetables which have not been processed beyond cutting, combining, and/or steam blanching are considered perishable agricultural commodities, as are oil blanched french fried potato products. All perishable agricultural commodities sold under this Agreement are sold subject to the statutory trust authorized by Section 5(c) of the Perishable Agricultural Commodities Act, 1930 (7U.S.C. 499e(c)). The seller of these commodities retains a trust claim over these commodities and all inventories of food or other products derived from these commodities until full payment is received.

18. ARBITRATION. All actions, disputes, claims or controversies of any kind between the parties to this Agreement, including, but not limited to any action, dispute, claim or controversy arising out of the delivery by COI of any Products to Customer ("Dispute") shall be resolved by binding arbitration in Nashville, Tennessee, administered by the American Arbitration Association (the "AAA") in accordance with the Commercial Arbitration Rules of the AAA (the "Rules") and, to the maximum extent applicable, the Federal Arbitration Act, as supplemented by the Tennessee Arbitration Act. Arbitrations shall be conducted before one arbitrator mutually agreeable to Customer and COI. If the parties cannot agree on an arbitrator within thirty (30) days after the request for arbitration, then the arbitration shall take place before an arbitrator selected in accordance with the Rules. The arbitrator shall not have the power (a) to alter, modify, amend, add to, or subtract from any term or provision of this Agreement or (b) to grant interim injunctive relief prior to the award. Judgment of any award rendered by an arbitrator may be entered in any court having jurisdiction. All fees of the arbitrator and other costs and expenses of the arbitration shall be paid by COI and Customer equally unless otherwise awarded by the arbitrator; provided, however, that the non-prevailin



                                      7

party in an arbitration shall pay all reasonable attorneys' fees and expenses incurred by the prevailing party in connection with the Dispute and the arbitration. In addition to the grounds set forth in Section 29-5-313 of the Tennessee Arbitration Act, any court described in paragraph 16 of this Agreement may vacate an award of the arbitrator, in whole or in part, to the extent the award is contrary to applicable law or contrary to the clear and convincing evidence otherwise presented to the arbitrator. The court shall have the authority to reverse an award (in whole or in part) or vacate and remand the award (in whole or in part) for rehearing by the arbitrator.

19. AMENDMENTS. This Agreement may only be amended by a written document signed by each of the parties.

20. DATA PROCESSING. COI will provide Order Exceptions Reports and Product Usage Reports including all available information on price of goods sold, cost of goods sold and freight, to Customer weekly at no charge to Customer during the term of this Agreement. Upon written request by Customer, COI will provide additional reports to Customer at no charge, provided no additional programming effort is required. COI does not provide computer hardware systems to Customer. COI will provide direct order entry software selected by COI which will enable Customer Locations to place orders directly with COI. Customer must supply whatever personal computer hardware and communication connections necessary to enable Customer to utilize such order entry software. Some reports will not be available until COI has fully implemented its new distribution systems.

21. CUSTOMER DIRECT PRICING AGREEMENTS. Customer has provided COI with written evidence of the existence of agreements with Product suppliers in which the suppliers and Customer have agreed on allowances for Customer ("Supplier Direct Allowances") or the prices the supplier will charge distributors for Products to be resold to Customer ("Supplier Direct Prices"), which agreements are identified in Schedule D. COI will use the Supplier Direct Price on a Product as the Landed Cost of such Product when calculating its Sell Price. COI also will pass along the agreed Supplier Direct Allowance for a Product by deducting it from the Sell Price of such Product calculated in accordance with Schedule C. Customer must provide COI thirty (30) days written notice of the existence of any additional agreements of this sort, as well as any modifications, extensions or terminations of any such existing agreements. COI will not be responsible for the failure to buy under such additional agreements in the absence of written notice from Customer and a supplier of the existence of such agreements. COI is not responsible for errors or omissions by a supplier in maintaining such programs and Customer's sole remedy for such errors or omissions shall be against the supplier.

22. ENTIRE AGREEMENT. This Agreement, the attached Schedules and any delivery tickets and invoices sent or delivered with respect to the Products sold to Customer constitute the entire Agreement between Customer and COI. Customer hereby acknowledges and agrees to the terms and conditions to be contained on such delivery tickets and/or invoices to the extent the delivery tickets and/or invoices do not


                                     8

differ from this Agreement, in which case this Agreement shall be controlling. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect.

23. LIMITED LICENSE TO USE TRADEMARKS, SERVICE MARKS AND LOGOTYPES. Customer hereby grants COI during the term of this Agreement a limited license to use Customer's trademarks, service marks, and logotypes in connection with the sale of the Proprietary Products in accordance with the terms of this Agreement and only to Customer Locations and franchisees of Customer.

24. CONFIDENTIALITY AGREEMENT. Customer shall maintain the terms and conditions of this Agreement and the attached Schedules ("Confidential Information") in strict confidence and shall not disclose any of the Confidential Information to any person other than employees or agents of Customer with a need to know or as otherwise required by securities, franchise or other laws. COI shall maintain the Customer Direct Pricing Agreements disclosed to COI by Customer in strict confidence ("Confidential Information") and shall not disclose any of the Confidential Information to any person other than employees or agents of COI with a need to know or as otherwise required by securities, franchise or other laws. Customer and COI shall not use the Confidential Information for any purpose other than in order to provide the Products and services covered by this Agreement in accordance with its terms. After the termination of this Agreement, each party shall return all Confidential Information to the other party, or destroy it and furnish an affidavit confirming its destruction.

25. INSURANCE. In the event COI and Customer are not owned by the same parent company, Customer is entitled to request and receive within a reasonable time period, not to exceed 30 days, a current certificate of insurance providing COI with a minimum of $1,000,000 in general liability and products liability insurance listing Customer as an additional insured.

26. NATURE OF RELATIONSHIP. This Agreement shall not create any partnership, agency or other type of business relationship between COI and Customer.

27. WAIVER. The failure of a party to insist in any one or more instances on the performance of any term or condition of this Agreement shall not operate as a waiver of any future performance of that term or condition.

28. SEVERABILITY. If a court of competent jurisdiction holds any provision of this Agreement invalid or ineffective with respect to any person or circumstance, the holding shall not affect the remainder of this Agreement or the application of this Agreement to any other person or circumstance. If a court of competent jurisdiction holds any provision of this Agreement too broad to allow enforcement of the provision to its full extent, the court shall have the power and authority to enforce the provision to the maximum extent permitted by law and may modify the scope of the provision accordingly pursuant to an order of the court.



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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement dated and effective as first written above.


                               Commissary Operations, Inc. (COI)


                               By: /s/ Haney A. Long, Jr.
                                   -----------------------------------------
                               Title: President & COO


                               Customer:

                               Shoney's, Inc.


                               By: /s/ Ronald E. Walker
                                   -----------------------------------------
                               Title:  President & COO - Captain D's Division



                               By: /s/ J. Michael Bodnar
                                   -----------------------------------------
                               Title:  President & CEO






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Schedules omitted due to immateriality.